                                                                     EXHIBIT 2.1


--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                     among

                      AMERICAN INDUSTRIAL PROPERTIES REIT,

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                      and

                          DDR OFFICE FLEX CORPORATION

                                  dated as of

                                 July 30, 1998


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
                               TABLE OF CONTENTS

                                                                                                                      Page
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
ARTICLE 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.2      Closing; Effective Time of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.3      Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.4      Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3  MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.1      Conversion or Cancellation of Shares in the Merger  . . . . . . . . . . . . . . . . . . . .   5
         Section 3.2      Payment for Buyer Sub Shares in the Merger  . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.3      No Further Ownership Rights in Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.4      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.1      Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.2      Authority Relative to Agreements; Board Approval  . . . . . . . . . . . . . . . . . . . . .   8
         Section 4.3      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 4.4      No Conflicts; No Defaults; Required Filings and Consents  . . . . . . . . . . . . . . . . .   9
         Section 4.5      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.6      Litigation; Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.8      Tax Matters; REIT & Partnership Status  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.9      Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.10     Financial Records; Certificate of Incorporation and By-laws; Corporate Records  . . . . . .  14
         Section 4.11     Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.12     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.13     Employees and Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.14     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.15     Confirmation of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.16     Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.17     Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.18     Knowledge Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 5  REPRESENTATION AND WARRANTY OF THE TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.1      Confirmation of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 6  JOINT COVENANT OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.1      Section 368(a) Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      -i-
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
ARTICLE 7  CERTAIN ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.1      Confirmation of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.2      Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.3      Legends; Stop Transfer Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.4      Post-Closing Delivery of Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.6      Liability of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.7      Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 8  CLOSING DELIVERIES AND CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.1      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.2      Conditions to Closing for Buyer and Buyer Sub . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.3      Conditions to Closing for the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 9  SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.1      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.2      Indemnification by Buyer or the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.3      Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 10 TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 10.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 10.2     Procedure and Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 11 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 11.1     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 11.2     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 11.3     Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 11.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 11.5     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 11.6     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 11.7     Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 11.8     Interpretation; Absence of Presumption  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 11.9     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.11    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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
                                   SCHEDULES

Schedule 4.3(a)                   Shareholder List
Schedule 4.4(d)                   Defaults
Schedule 4.6(a)                   Litigation; Compliance with Law
Schedule 4.7                      Absence of Certain Changes or Events
Schedule 4.9(c)                   Indebtedness; Joint Venture and
                                    Partnership Agreements
Schedule 4.9(d)                   Development, Construction,
                                    Management and Leasing Arrangements
Schedule 4.9(e)                   Other Material Agreements
Schedule 4.10(a)                  Corporate Records
Schedule 4.11(a)                  Properties
Schedule 4.11(b)                  Property Violations/Engineering
                                    Reports
Schedule 4.11(c)                  Property Road Changes
Schedule 4.11(f)                  Material Lease Information
Schedule 4.11(g)                  Property Letters of Intent or
                                    Similar Understandings
Schedule 4.11(h)                  Property Rights of First
                                    Refusal
Schedule 4.11(i)                  Property Noncompliance and
                                    Capital Expenditure Budget and
                                    Schedule
Schedule 4.12(a)                  Environmental Permits
Schedule 4.12(e)                  Environmental Concerns
Schedule 4.12(f)                  Environmental Reports
Schedule 4.14                     Collective Bargaining; Labor Union
                                    Agreements
Schedule 4.17                     Individuals for Knowledge Test
Schedule 5.4(d)                   Conflicts, Violations and Defaults


                                    EXHIBITS

Exhibit A                         Trust Declaration
Exhibit B                         Buyer Sub Certificate

                 THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 30, 1998, is made among American Industrial Properties REIT, a Texas real estate investment trust (the "Trust"), Developers Diversified Realty Corporation, an Ohio corporation ("Buyer"), and DDR Office Flex Corporation, a Delaware corporation and a private REIT ("Buyer Sub").


                                   RECITALS:

                 WHEREAS, the Trust wishes to acquire, and Buyer wishes to sell, Buyer Sub in a tax-free merger transaction pursuant to Section 368(a) of the Code in exchange for an aggregate of 1,258,478 of the Trust's common shares of beneficial interest, $0.10 par value ("Trust Common Shares"), having the terms set forth in the Third Amended and Restated Declaration of Trust attached as Exhibit A (the "Trust Declaration"); and

                 WHEREAS, Buyer and the Trust are entering into this Agreement to provide for such merger and to establish various rights and obligations in connection with this Agreement and the Share Purchase Agreement of even date herewith between the Trust and Buyer (the "Purchase Agreement");

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

                 As used in this Agreement, the following terms have the following respective meanings:

                 "Abstracts" has the meaning set forth in Section 4.11(f).

                 "Buyer" has the meaning set forth in the first paragraph hereof.

                 "Buyer Sub" has the meaning set forth in the first paragraph hereof.

                 "Buyer Sub Board" means the board of directors of Buyer Sub.

                 "Buyer Sub By-laws" means the By-laws of Buyer Sub.

                 "Buyer Sub Certificate" means the Certificate of Incorporation of Buyer Sub in the form attached hereto as Exhibit B.

                 "Buyer Sub Reports" has the meaning set forth in Section
4.10(a).

                 "Buyer Sub Shares" means the Nonvoting Common Shares, the Voting Common Shares and the Preferred Shares of Buyer Sub issued and outstanding immediately prior to the Effective Time.

                 "Capital Expenditure Budget and Schedule" has the meaning set forth in Section 4.11(i).

                 "Certificates" has the meaning set forth in Section 3.2(b).

                 "Certificate of Merger" has the meaning set forth in Section
2.2.

                 "Closing" has the meaning set forth in Section 2.2.

                 "Closing Date" has the meaning set forth in Section 2.2.

                 "Commitment" has the meaning set forth in Section 4.7.

                 "Cure Notice" has the meaning set forth in Section 2.5(b).

                 "DGCL" has the meaning set forth in Section 2.1.

                 "Effective Time" has the meaning set forth in Section 2.2.

                 "Employee Benefit Plans" has the meaning set forth in Section 4.12(h).

                 "Environmental Claim" has the meaning set forth in Section 4.12(g)(ii).

                 "Environmental Laws" has the meaning set forth in Section 4.12(g)(iii).

                 "Environmental Permits" has the meaning set forth in Section 4.12(a).

                 "Environmental Reports" has the meaning set forth in Section 4.12(a).

                 "Executive Summaries of Environmental Reports" has the meaning set forth in Section 4.12(f).

                 "Indemnified Party" has the meaning set forth in Section 9.3.

                 "Insurance Policies" has the meaning set forth in Section 4.5.

                 "Leases" has the meaning set forth in Section 4.11(f).

                 "Loss and Expense" has the meaning set forth in Section
9.2(a).

                 "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of Buyer Sub, Office Flex I and Office Flex II, taken as a whole.

                 "Material Leases" has the meaning set forth in Section
4.11(f).

                 "Materials of Environmental Concern" has the meaning set forth in Section 4.12(g)(iv).

                 "Merger" has the meaning set forth in Section 2.1.

                 "Merger Shares" has the meaning set forth in Section 3.1(c).

                 "Nonvoting Common Consideration" has the meaning set forth in
Section 3.1(a).

                 "Nonvoting Common Shares" has the meaning set forth in Section 3.1(a).

                 "Office Flex I" has the meaning set forth in Section 4.1(b).

                 "Office Flex II" has the meaning set forth in Section 4.1(b).

                 "Permitted Liens" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings in each case, and with respect to which adequate reserves or other appropriate provisions are being maintained by Buyer Sub, Office Flex I or Office Flex II to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, and in each case with respect to which adequate reserves or other appropriate provisions are being maintained by

Buyer Sub, Office Flex I or Office Flex II to the extent required by GAAP and which do not exceed $25,000 in the aggregate, (iii) the Leases, (iv) easements, rights-of-way and covenant restrictions which are customary and typical for properties similar to the Properties and which do not (x) interfere materially with the ordinary conduct of any Property or the business of Buyer Sub, Office Flex I and Office Flex II taken as a whole or (y) detract materially from the value or usefulness of the Property to which they apply, (v) the Liens which were granted by Buyer Sub, Office Flex I or Office Flex II to lenders pursuant to credit agreements in existence on the date hereof which are described in
Schedule 4.9(c), and (vi) such imperfections of title and encumbrances, if any, as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

                 "Preferred Shares" has the meaning set forth in Section 3.1(c).

                 "Property" and "Properties" have the meanings set forth in
Section 4.11(a).

                 "Property Restrictions" has the meaning set forth in Section 4.11(a).

                 "Purchase Agreement" has the meaning set forth in the second paragraph of the Recitals to this Agreement.

                 "REIT" has the meaning set forth in Section 4.8(b).

                 "Release" has the meaning set forth in Section 4.12(g)(v).

                 "Rent Roll" has the meaning set forth in Section 4.11(f).

                 "Shareholders" means the holders of all of the issued and outstanding shares of capital stock of Buyer Sub.

                 "Surviving Corporation" has the meaning set forth in Section
2.1.


                 "TREITA" has the meaning set forth in Section 2.1.

                 "Trust" has the meaning set forth in the first paragraph of this Agreement.

                 "Trust Declaration" means the Third Amended and Restated Declaration of Trust of the Trust attached hereto as Exhibit A.

                 "Voting Common Consideration" has the meaning set forth in
Section 3.1(b).

                 "Voting Common Shares" has the meaning set forth in Section 3.1(b).


                                   ARTICLE 2

                                   THE MERGER

                 Section 2.1 The Merger. On the terms and subject to the conditions hereof, at the Effective Time and in accordance with the Texas Real Estate Investment Trust Act (the "TREITA") and the General Corporation Law of the State of Delaware (the "DGCL"), Buyer Sub shall be merged with and into the Trust (the "Merger") which shall be the surviving entity of the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of Buyer Sub shall cease and the Surviving Corporation shall continue in existence under the TREITA.

                 Section 2.2 Closing; Effective Time of Merger. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2001 Ross Avenue, Suite 3000, Dallas, Texas 75201, on the Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8.2 and 8.3 (other than those conditions that are to be satisfied concurrently with the Closing), or on such other date or at such other time and place as the parties shall agree on in writing (the "Closing Date"). At the Closing the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with each of the County Recorder of Dallas County, Texas, and the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time (the "Effective Time") of the last of such filings or such later time as may be specified in the Certificate of Merger.

                 Section 2.3 Certificate of Incorporation. The Certificate of Merger shall provide that, at the Effective Time, the Trust Declaration of the Trust shall be the Trust Declaration of the Surviving Corporation.

                 Section 2.4 Effect of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TREITA and the DGCL.


                                   ARTICLE 3

             MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES

                 Section 3.1 Conversion or Cancellation of Shares in the Merger. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Buyer Sub shall automatically be converted or canceled, as the case may be, in the following manner:

                 (a) Each outstanding share of Buyer Sub's Class B Nonvoting Common Stock, $.01 par value per share (the "Nonvoting Common Shares"), shall be converted into the right to receive 2,515.6657 Trust Common Shares from the Trust (the "Nonvoting Common Consideration").

                 (b) Each outstanding share of Buyer Sub's Class A Voting Common Stock, $.01 par value per share (the "Voting Common Shares"), shall be converted into the right to receive 6.4516 Trust Common Shares from the Trust (the "Voting Common Consideration" and together with the Nonvoting Common Consideration, the "Merger Shares").

                 (c) Each outstanding share of Buyer Sub's Nonvoting Preferred Stock, $.01 par value per share (the "Preferred Shares"), shall be converted into the right to receive $100.00 in cash or by check from the Trust.

                 (d) At the Effective Time, any share of stock of Buyer Sub held in treasury immediately prior to the Effective Time shall be canceled and retired and no consideration shall be delivered with respect thereto.

                 Section 3.2 Payment for Buyer Sub Shares in the Merger. The manner of making payment for, and conversion of, Buyer Sub Shares in the Merger shall be as follows:

                          Within five Business Days of the Effective Time,
Buyer shall surrender and deliver to the Trust the certificates representing the Voting Common Shares and the Nonvoting Common Shares with all necessary stock powers, share transfer and other documentary stamps attached and, within 30 days after the Effective Time, Buyer shall surrender and deliver to the Trust the certificates representing the Preferred Shares with all necessary stock powers, share transfer and other documentary stamps attached (all such certificates for the Nonvoting Common Shares, the Voting Common Shares, and the Preferred Shares together, the "Certificates"). Upon such surrender and delivery, each holder of Certificates shall receive (i) a certificate representing the number of whole Trust Common Shares into which the Nonvoting Common Shares and the Voting Common Shares owned by such Shareholder have been converted pursuant to Section 3.1 and a payment of cash in lieu of any fractional Share otherwise issuable to the Shareholder as provided in Section 3.4, or (ii) a payment in cash representing the consideration into which the Preferred Shares owned by such Shareholder have been converted pursuant to
Section 3.1, as applicable. Until so surrendered, each Certificate shall represent solely the right to receive the Trust Common Shares or payment with
respect to each of the Buyer Shares represented thereby.   No interest will be
paid or accrued on the cash payable upon the surrender of the Certificates. No dividends with respect to Trust Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate with respect to the Trust Common Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any Shareholder pursuant to Section 3.4, in each case until the surrender of such Certificate in accordance with this Article 3.

                 Section 3.3 No Further Ownership Rights in Shares. All Merger Shares issued, or cash payments made, upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Buyer Sub Shares represented thereby, and there shall be no further registration of transfers on the stock transfer books of Buyer Sub of Buyer Sub Shares outstanding immediately prior to the Effective Time.

                 Section 3.4 Fractional Shares. No fractional Trust Common Shares shall be issued in the Merger and fractional shares shall not entitle the owner thereof to vote or to any rights of a shareholder of the Trust. In lieu of any fractional Trust Common Shares that a Shareholder would otherwise be entitled to receive as a result of the Merger such fractional Trust Common Shares shall be aggregated and if a fractional Trust Common Share results from such aggregation, that Shareholder shall receive an amount in cash determined by multiplying $15.50 by the fraction of a Trust Common Share that such Shareholder would otherwise have been entitled to receive by virtue of the Merger.


                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

                 Except for the representation and warranty made in Section 4.15, which is made only by Buyer, Buyer and Buyer Sub hereby severally represent and warrant to the Trust as follows:

                 Section 4.1      Organization and Qualification; Subsidiaries.
(a) Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Sub has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

                 (b) DDR Office Flex I LLC, an Ohio limited liability company ("Office Flex I"), and DDR Office Flex II LLC, an Ohio limited liability company ("Office Flex II"), are the only subsidiaries of Buyer Sub and each is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio, and has the limited liability company power and authority to own the Properties and carry on its business as it is now being conducted.

                 (c) Each of Buyer Sub, Office Flex I and Office Flex II is duly qualified to do business and in good standing in such jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for any jurisdiction in which any failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (d) All of the issued and outstanding equity interests in each of Office Flex I and Office Flex II are duly authorized, validly issued, fully paid and nonassessable, and are owned by Buyer Sub free and clear of all Liens.

                 Section 4.2 Authority Relative to Agreements; Board Approval. (a) The execution, delivery and performance of this Agreement and of all of the documents and instruments delivered in connection herewith by Buyer Sub are within the corporate power of Buyer Sub. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer Sub, the valid and binding obligations of Buyer Sub, enforceable against Buyer Sub in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                 (b) The Buyer Sub Board and the Shareholders with voting rights with respect to this Agreement have approved this Agreement and the transactions contemplated hereby.

                 Section 4.3 Capital Stock. (a) The authorized capital stock of Buyer Sub consists of 100 Voting Common Shares, 500 Nonvoting Common Shares and 1500 Preferred Shares. As of the date hereof, there are 100 Voting Common Shares, 500 Nonvoting Common Shares and 237 Preferred Shares issued and outstanding. Each Shareholder owns the number of and class of Buyer Sub Shares set forth next to that Shareholder's name on Schedule 4.3(a). All such issued and outstanding Buyer Sub Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Buyer Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the Shareholders on any matter. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Buyer Sub to issue, transfer or sell any shares of capital stock or other equity interests of Buyer Sub.

                 (b) Neither of Office Flex I or Office Flex II has issued or granted securities convertible into interests in Buyer Sub and neither of Office Flex I or Office Flex II is a party to any outstanding commitment of any kind relating to, or any presently effective agreement or understanding with respect to, interests in Buyer Sub or in Office Flex I or Office Flex II, whether issued or unissued.

                 (c) Except for Buyer Sub's interests in Office Flex I and Office Flex II, none of Buyer Sub, Office Flex I or Office Flex II owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint business, trust or other legal entity (other than investments in short-term investment securities).

                 Section 4.4 No Conflicts; No Defaults; Required Filings and Consents. Neither the execution and delivery by Buyer Sub hereof nor the consummation by Buyer Sub of the transactions contemplated hereby in accordance with the terms hereof, will:

                 (a) conflict with or result in a breach of any provisions of the Buyer Sub Certificate or the Buyer Sub By-laws or of any governing instrument of either Office Flex I or Office Flex II;

                 (b) result in a breach or violation of, a default under, or the triggering of any payment or other obligation pursuant to, or accelerate vesting under, any Buyer Sub, Office Flex I or Office Flex II stock option plan, option plan or similar compensation plan or any grant or award made under any of the foregoing;

                 (c) violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction applicable to Buyer Sub, Office Flex I or to Office Flex II;

                 (d) except as described in Schedule 4.4(d), violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Buyer Sub, Office Flex I or Office Flex II under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer Sub, Office Flex I or Office Flex II is a party, or by which Buyer Sub, Office Flex I or Office Flex II or any of their properties is bound or affected; or

                 (e) require any consent, approval or authorization of, or declaration, filing or registration with, any Government Authority, other than any required Filings, and any filings required to be made with the Delaware Department of Taxation.

                 Section 4.5 Insurance. Buyer Sub maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and managers of Buyer Sub, Office Flex I and Office Flex II (collectively, the "Insurance Policies") which are of a type and in amounts customarily carried by Persons similar in size to Buyer Sub conducting businesses similar to those of Buyer Sub. There is no material claim by Buyer Sub, Office Flex I or Office Flex II pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

                 Section 4.6 Litigation; Compliance With Law. (a) Except as disclosed in Schedule 4.6(a), there are no Actions pending or, to Buyer's knowledge, threatened against Buyer Sub, Office Flex I or Office Flex II that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which question the validity of this Agreement or of any action taken or to be taken in connection herewith. Except as disclosed in
Schedule 4.6(a), there are no continuing orders, injunctions or decrees of any Government Authority to which Buyer Sub, Office Flex I or Office Flex II is a party or by which any of its properties or assets are bound.

                 (b) None of Buyer Sub, Office Flex I or Office Flex II is in material violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over it or any of its properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 Section 4.7 Absence of Certain Changes or Events. Except as disclosed in Schedule 4.7 or in any Buyer Sub Report, since the date of formation of each of Buyer Sub, Office Flex I and Office Flex II, each has conducted its business only in the ordinary course of such business and has not acquired any real estate or entered into any financing arrangement in connection therewith, and there has not been (a) any change, circumstance or event that would reasonably be expected to result in a Material Adverse Effect,
(b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Buyer Sub Shares, (c) any commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by it other than Commitments which would not, individually or in the aggregate, be expected to result in a Material Adverse Effect, or (d) any change in its accounting principles, practices or methods.

                 Section 4.8 Tax Matters; REIT & Partnership Status. (a) Each of Buyer Sub, Office Flex I and Office Flex II has timely filed with the appropriate taxing authority all Tax Returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all material respects. All information shown on any Tax Return is correct in all material respects, and all Taxes shown as owed by Buyer Sub, Office Flex I or Office Flex II on any Tax Return have been paid or accrued, except for Taxes contested in good faith and for which adequate reserves have been taken. Each of Buyer Sub, Office Flex I and Office Flex II has properly accrued all material Taxes for periods subsequent to the periods covered by such Tax Returns as required by GAAP. None of Buyer Sub, Office Flex I or Office Flex II has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. None of Buyer Sub, Office Flex I or Office Flex II is a party to any pending action or proceeding by any taxing authority for assessment or collection of any Tax, and no claim for assessment or collection of any Tax has been asserted against it. No claim has been made by any authority in a jurisdiction where any of Buyer Sub, Office Flex I or Office Flex II does not file Tax Returns that it is or may be subject to taxation or reporting in that jurisdiction. There is no dispute or claim concerning any information, reporting or tax liability of Buyer Sub, Office Flex I or Office Flex II (i) claimed or raised by any taxing authority in writing or (ii) as to which Buyer, Buyer Sub, Office Flex I or Office Flex II has knowledge. Buyer Sub is a "domestically-controlled" REIT within the meaning of Code Section 897(h)(4)(B). No Person or entity which would be treated as an "individual" for purposes of
Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interests in Buyer Sub.

                 (b) Buyer Sub (i) intends in its federal income tax return (separate from the tax return of Buyer) for the tax year that will end on December 31, 1998, or for any shorter period for which Buyer Sub will be required to file a federal income tax return because of the transactions contemplated by this Agreement, to elect to be taxed as a real estate investment trust within the meaning of Section 856 of the Code ("REIT") and has complied (or will comply) with all applicable provisions of the Code relating to a REIT, from the date of its formation through the date hereof, (ii) has operated, and will to continue to operate, in such a manner as to qualify as a REIT for 1998, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, no such challenge is pending or threatened, and (iv) will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby and by the Purchase Agreement.

                 (c) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby by any employee, officer or manager of Buyer Sub, Office Flex I or Office Flex II or of any of their Affiliates who is a "disqualified individual" (as such term is defined in proposed

Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(2) of the Code).

                 (d) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Buyer Sub, Office Flex I or by Office Flex II under any contract, stock plan, program, arrangement or understanding currently in effect.

                 (e) Buyer Sub is eligible to and intends to validly elect to be taxed as a REIT for federal income tax purposes for calendar year 1998. Each of Office Flex I and Office Flex II was and continues to be classified as a partnership for federal income tax purposes for all tax years.

                 (f) For each taxable year beginning with Buyer Sub's first taxable year that ends December 31, 1998, the dividends paid by Buyer Sub on the Buyer Sub Shares have been and will continue to be paid pro rata, with no preference to any Buyer Sub Shares as compared with other Buyer Sub Shares of the same class.

                 (g) Buyer Sub has not actively conducted a business (i) from which it earns fees for services it performs and (ii) that would cause (a) Buyer Sub's REIT status to be lost or (b) rents from real property to be treated as not rent under the Code.

                 (h) As required by Treasury Regulation Section 1.857-8, Buyer Sub has maintained and will continue to maintain the necessary records regarding the actual ownership of its shares, and will timely make (i.e., by January 30 of each calendar year) the requisite information requests of its shareholders regarding share ownership and will maintain a list of the Persons failing or refusing to comply in whole or in part with Buyer Sub's demand for statements regarding share ownership. Buyer Sub will continue to maintain such records for all tax years that it is in existence, as required by law.

                 (i) Buyer Sub has never owned and will never own more than ten percent (10%) of the common shares of any corporation other than a "Qualified REIT Subsidiary," i.e., (i) before 1998, a corporation, all of whose shares were always owned by Buyer Sub, and (ii) after January 1, 1998, a corporation (a) all of whose shares are owned by Buyer Sub, and (b) all of whose earnings and profits existing at the time Buyer Sub acquired all of its shares are distributed before the end of the tax year in which all of the shares are acquired. With respect to Buyer Sub, Office Flex I and Office Flex II, none has ever had "earnings and profits," as defined in the Code.

                 Section 4.9 Compliance with Agreements. (a) None of Buyer Sub, Office Flex I or Office Flex II is in default under or in violation of any provision of the Buyer Sub Certificate, the Buyer Sub By-laws, or the operating agreement of either Office Flex I or Office Flex II.

                 (b) Each of Buyer Sub, Office Flex I and Office Flex II has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Government Authority and all other reports and statements required to be filed by it, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, and has paid all fees or assessments due and payable in connection therewith. There is no unresolved violation asserted by any regulatory agency of which Buyer Sub, Office Flex I or Office Flex II has received any written notice which, if resolved in a manner unfavorable to Buyer Sub, Office Flex I or Office Flex II would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (c) Schedule 4.9(c) sets forth (i) a description of all material indebtedness of Buyer Sub, Office Flex I and Office Flex II, whether unsecured or secured or collateralized by mortgages, deeds of trust or other security interests in Property or any other assets of Buyer Sub, Office Flex I or Office Flex II, or otherwise and (ii) each Commitment currently in effect entered into by Buyer Sub, Office Flex I or Office Flex II (including any guarantees of any third party's debt or any obligations in respect of letters of credit issued for Buyer Sub's, Office Flex I's or Office Flex II's account) which may result in total payments or liability in excess of $100,000, excluding Commitments that are terminable on 30 days or less notice, and excluding Commitments the breach of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of Buyer Sub, Office Flex I or Office Flex II is in default, and, to Buyer's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, under any of the documents described in clause (i) or (ii) of the first sentence of this paragraph or in respect of any payment obligations thereunder. All joint venture and partnership agreements to which any of Buyer Sub, Office Flex I or Office Flex II is a party as of the date hereof are described in Schedule 4.9(c), all of which are in full force and effect as against Buyer Sub, Office Flex I or Office Flex II and, to Buyer's knowledge, as against the other parties thereto, and none of Buyer Sub, Office Flex I or Office Flex II is in default, and, to Buyer's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, with respect to any obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To Buyer's knowledge, the other parties to such agreements are not in breach of any of their respective obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To Buyer's knowledge, there is no condition with respect to Buyer Sub, Office Flex I or Office Flex II that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (d)      Except as disclosed in any other Schedule hereto,
Schedule 4.9(d) sets forth a complete and accurate list of all material agreements to which Buyer Sub, Office Flex I or Office Flex II is a party as of the date hereof relating to the development or construction of, additions or expansions to, or management or leasing services for, light industrial properties or office buildings or other real properties which are currently in effect and under which Buyer Sub, Office Flex I or Office Flex II currently has, or expects to incur, any material obligation.

                 (e) Except for (i) agreements made in the ordinary course of business with a maturity of less than one year or that are terminable on 30 days or less notice, and (ii) agreements the breach or nonfulfillment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Schedule 4.9(e) sets forth a complete and accurate list of all material agreements to which either Buyer Sub, Office Flex I or Office Flex II is a party as of the date hereof which are not listed in any other Schedule hereto. Each agreement listed in Schedule 4.9(e) is in full force and effect as against Buyer Sub, Office Flex I or Office Flex II and, to Buyer's knowledge, as against the other parties thereto, no payments, if any, are delinquent, no notice of default thereunder has been sent or received by Buyer Sub, Office Flex I or Office Flex II, and, to Buyer's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except for any default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (f) Buyer Sub has no agreements or written policies in effect on the date hereof relating to transactions with Affiliates and potential conflicts of interest.

                 Section 4.10 Financial Records; Certificate of Incorporation and By-laws; Corporate Records. (a) The books of account and other financial records, if any, of Buyer Sub, Office Flex I and Office Flex II, are in all respects true and complete, have been maintained in accordance with good business practices, and are accurately reflected in all respects in all financial statements related to Buyer Sub provided to the Trust, and such financial statements provided to the Trust are listed in Schedule 4.10(a) (the "Buyer Sub Reports").

                 (b) Buyer Sub has delivered or made available to the Trust true and complete copies of the Buyer Sub Certificate and the Buyer Sub By-laws, as amended to date, and the operating agreement of each of Office Flex I and Office Flex II.

                 (c) The minute books and other records of corporate or limited liability company proceedings of Buyer Sub, Office Flex I and Office Flex II contain accurate records of all meetings of the directors, equity holders, members, managers and other governing bodies thereof and accurately reflect in all material respects all other corporate action of the directors, shareholders and any committees of the Buyer Sub Board, and all actions of the members and managers of each of Office Flex I and Office Flex II.

                 Section 4.11 Properties. (a) Schedule 4.11(a) sets forth a complete and accurate list and the address of all real property owned or leased by Buyer Sub, Office Flex I or Office Flex II or otherwise used by Buyer Sub, Office Flex I or Office Flex II in the conduct of their business or operations. That real property, together with the land at each address referenced in Schedule 4.11(a) and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land (each such property individually, a "Property" and collectively, the "Properties"). To Buyer's knowledge Office Flex I or Office Flex II owns good and indefeasible fee simple title to each of the Properties, in each case free and clear of any Liens, title defects, common restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties. To Buyer's knowledge, none of the Permitted Liens interferes with, impairs, or is violated by the present use, occupancy or operation (or if applicable, development) of any Property and none of the Property Restrictions interferes with, impairs, or is violated by, the existence of any building or other structure or improvement which constitutes a part of, or the present use, occupancy or operation (or, if applicable, development) of, any Property, except, in each such case, to the extent that any interference, impairment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (b) Except as described in Schedule 4.11(b), Buyer has no knowledge (i) that any currently required certificate, permit or license (including building permits and certificates of occupancy for tenant spaces) from any Government Authority having jurisdiction over any Property or any agreement, easement or other right that is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements that constitute a part of any of the Properties or which are necessary to permit the lawful use and operation of any existing driveways, roads or other areas of ingress and egress to and from any of the Properties has not been obtained or is not in full force and effect, or of any pending threat of modification or cancellation of any of same, or (ii) of any violation by any Property of any federal, state or municipal law, ordinance, order, regulation or requirement, including any applicable zoning law or building code, arising from the use or occupancy of such Property or otherwise. Except as described in Schedule 4.11(b), Buyer has no knowledge of any current uninsured physical damage to any Property in excess of $100,000. To Buyer's knowledge, except for repairs identified in the Capital Expenditure Budget and Schedule, each Property: (i) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, and (ii) consists of sufficient land areas, driveways and other improvements and lawful means of access and utility service and capacity to permit the use thereof in the manner and for the purposes to which it is presently devoted, except, in each such case, to the extent that failure to meet such standards would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (c) Buyer has no knowledge (i) that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Properties, (ii) except as described in Schedule 4.11(c), that any road widening or change of grade of any road adjacent to any Property is underway or has been proposed, (iii) of any proposed change in the assessed valuation of any Property other than customarily scheduled revaluations, (iv) of any special assessment made or threatened against any Property, or (v) that any of the Properties is subject to any so-called "impact fee" or to any agreement with any Government Authority to pay for sewer extension, oversizing utilities, lighting or like expenses or charges for work or services by such Government Authority, except, in the case of each of the foregoing, to the extent that same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (d) To Buyer's knowledge, each of the Properties is an independent unit that does not rely on any facilities located on any property not included in such Property to fulfill any municipal or governmental requirement or for the furnishing to such Property of any essential building systems or utilities, other than facilities the benefit of which inures to the Properties pursuant to one or more valid easements. Each of the Properties is served by public water and sanitary systems and all other utilities, and, to Buyer's knowledge, each of the Properties has lawful access to public roads, in all cases sufficient for the current use and occupancy of that Property. To Buyer's knowledge, all parcels of land included in each Property that purport to be contiguous are contiguous and are not separated by strips or gores. To Buyer's knowledge, no portion of any Property lies in any flood plain area (as defined by the U.S. Army Corps of Engineers or otherwise) or includes any wetlands or vegetation or species protected by any applicable laws. To Buyer's knowledge, no improvements constituting a part of any Property encroach on real property not constituting a part of such Property.

                 (e) Except for matters addressed in the Capital Expenditure Budget and Schedule, no Property fails to comply with the requirements of the ADA except for such noncompliance as Buyer Sub reasonably believes will not, individually or in the aggregate, have a Material Adverse Effect.

                 (f) Buyer Sub has provided to Buyer an accurate rent roll for each Property for the month ended June 30, 1998 (the "Rent Roll"), which identifies and accurately describes each lease of space in each Property (collectively, the "Leases"). Buyer Sub has delivered to Buyer an abstract of each Lease (the "Abstracts") which accurately describes the material terms thereof. With respect to each Lease for premises larger than 20,000 square feet of rentable space (collectively, the "Material Leases"), except as described in Schedule 4.11(f) and except for matters that are not, individually or in the aggregate, reasonably expected to have a material effect on any Property, (i) each of the Material Leases is valid and subsisting and in full force and effect as against each party thereto, and has not been amended, modified or supplemented, other than by any amendment, modification or supplement that has been provided to Buyer, (ii) the tenant under each of the Material Leases is in actual possession of the premises leased thereunder,
(iii) no tenant under any Material Lease is more than 30 days in arrears in the payment of rent, (iv) none of Buyer Sub, Office Flex I or Office Flex II has received any written notice from any tenant under any Material Lease of its intention to vacate, (v) none of Buyer Sub, Office Flex I or Office Flex II has collected payment of rent under any Material Lease (other than security deposits) for a period which is more than one month in advance, (vi) no notice of default has been sent or received by the landlord under any Material Lease with respect to any defect that remains uncured as of the date hereof, no default has occurred under any Material Lease and, to Buyer's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a default under any Material Lease, (vii) no tenant under any Material Lease has any purchase option or kick-out right or is entitled to any concession, allowance, abatement, set-off, rebate or refund,
(viii) none of the Material Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered except in connection with financing secured by the applicable Property, which is described in Schedule 4.9(c), (ix) no brokerage or leasing commission or other compensation is due or payable to any Person with respect to or on account of any of the Material Leases or any extensions or renewals thereof, (x) except as set forth in the Abstracts, no space of a material size in any Property is occupied by a tenant rent-free, (xi) no tenant under any of the Material Leases has asserted any claim which is likely to affect the collection of rent from such tenant, and (xii) the landlord under each Material Lease has fulfilled all of its obligations thereunder in respect of tenant improvements and capital expenditures. Other than the tenants identified in the Rent Roll and the Abstracts and parties to easement agreements which constitute Permitted Liens, no third party has any right to occupy or use any portion of any Property.

The Rent Roll or the Abstracts include a budget for all material tenant improvements and similar material work required to be performed by the lessor under each of the Material Leases.

                 (g) Schedule 4.11(g) sets forth a complete and accurate list of all material commitments, letters of intent or written understandings made or entered into by Buyer Sub, Office Flex I or Office Flex II as of the date hereof (x) to lease any space larger than 20,000 rentable square feet at any of the Properties, (y) to sell, mortgage, or pledge any Property or to otherwise enter into a material transaction or arrangement in respect of the ownership or financing of any Property, or (z) to purchase or acquire an option, right of first refusal or similar right in respect of any real property, which, in any such case has not yet been reduced to a written lease or contract, and sets forth with respect to each such commitment, letter of intent or other understanding the principal terms thereof.

                 (h) Except as set forth in the Rent Roll or the Abstracts, none of Buyer Sub, Office Flex I or Office Flex II has granted any outstanding options or has entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Property, and no Person has any right or option to acquire, or right of refusal with respect to, Buyer Sub's, Office Flex I's or Office Flex II's interest in any Property or any part thereof. Except as described in Schedule 4.11(h), none of Buyer Sub, Office Flex I or Office Flex II has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

                 (i) Schedule 4.11(i) contains a complete and accurate description of any material noncompliance by any Property, to Buyer's knowledge, with any law, ordinance, code, health and safety regulation or insurance requirement (except for the ADA, which is addressed in this respect in Section 4.11(e) above) other than such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.11(i) also sets forth Buyer Sub's, Office Flex I's and Office Flex II's capital expenditure budget and schedule for each Property (the "the Capital Expenditure Budget and Schedule"), which describes the capital expenditures which Buyer Sub, Office Flex I or Office Flex II has budgeted for such Property for the period from December 31, 1997 through December 31, 1999. To Buyer's knowledge, the costs and time schedules for 1998 and 1999 set forth in the Capital Expenditure Budget and Schedule are reasonable estimates and projections. Except as described in Schedule 4.11(i), there are no outstanding, or to Buyer's knowledge, threatened requirements of any insurance company which has issued an insurance policy covering any Property, or of any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Property.

                 (j) Buyer Sub has disclosed to the Trust all adverse matters known to Buyer Sub with respect to or in connection with the Properties, including the Leases, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (k) Each of Buyer Sub, Office Flex I and Office Flex II has good and sufficient title to all the personal and other property and assets reflected in its books and records as being owned by it, free and clear of all liens, except for Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a material adverse effect on any Property.

                 Section 4.12 Environmental Matters. (a) To Buyer's knowledge, each of Buyer Sub, Office Flex I and Office Flex II has obtained and now maintains as currently valid and effective all permits required under Environmental Laws (the "Environmental Permits") in connection with the operation of its businesses and properties, all of which are listed in Schedule 4.12(a). To Buyer's knowledge, except as disclosed in the Executive Summaries of Environmental Reports, each of Buyer Sub, Office Flex I and Office Flex II, and each Property, is and has been in compliance with all terms and conditions of the Environmental Permits and all Environmental Laws, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any Property. Buyer has no knowledge of any circumstances that may prevent or interfere with such compliance in the future.

                 (b) Each of Buyer Sub, Office Flex I and Office Flex II has provided to Buyer all material written information and written communications (whether from a Government Authority, citizens' group, employee or other Person) in its possession or control regarding (i) alleged or suspected noncompliance of any of Properties with any Environmental Laws or Environmental Permits or (ii) alleged or suspected liability of Buyer Sub, Office Flex I or Office Flex II under any Environmental Law.

                 (c) There are no environmental liens or encumbrances on any of the Properties and, to Buyer's knowledge, no government actions have been taken or are in process which are reasonably likely to subject any Property to such liens or other encumbrances.

                 (d) No Environmental Claim with respect to the operations or the businesses of Buyer Sub, Office Flex I or Office Flex II, or with respect to the Properties, has been asserted or, to Buyer's knowledge, threatened, and, to Buyer's knowledge, no circumstances exist with respect to Buyer Sub, Office Flex I or Office Flex II or the Properties that would reasonably be expected to result in any Environmental Claim being asserted, in any such case, against (i) Buyer Sub, Office Flex I or Office Flex II, or (ii) any Person whose liability for any Environmental Claims Buyer Sub, Office Flex I or Office Flex II has or may have retained or assumed either contractually or by operation of law.

                 (e) Except as disclosed in Schedule 4.12(e) or set forth in the Executive Summaries of Environmental Reports: (i) none of Buyer Sub, Office Flex I or Office Flex II has been notified or has any reason to anticipate being notified of potential responsibility in connection with any site that has been placed on, or proposed to be placed on, the National Priorities List or its state or foreign equivalent pursuant to CERCLA, or analogous state or foreign laws, (ii) to Buyer's knowledge, no Materials of Environmental Concern are present on, in or under any Property in a manner or condition that is reasonably likely to give rise to an Environmental Claim which would reasonably be expected to result in a Material Adverse Effect,
(iii) to Buyer's knowledge, none of Buyer Sub, Office Flex I, Office Flex II or any tenant of any Property has Released or arranged for the Release of any Materials of Environmental Concern at any location to an extent or in a manner which would reasonably be expected to result in a material effect on any Property, (iv) to Buyer's knowledge, no underground storage tanks, surface disposal areas, pits, ponds, lagoons, open trenches or equipment is present at any Property, (v) to Buyer's knowledge, no transformers, capacitors or other equipment containing fluid with more than 50 parts per million polychlorinated biphenyls are present at any Property, except for any such transformers, capacitation or other equipment owned by any utility company, and (vi) to Buyer's knowledge, no employee, agent, contractor, subcontractor or tenant of Buyer Sub, Office Flex I or Office Flex II is now or has in the past been exposed to friable asbestos or asbestos-containing material at any Property.

                 (f) Schedule 4.12(f) contains a list of the most recent Phase I environmental reports prepared for Buyer Sub, Office Flex I or Office Flex II or otherwise in the possession of any of them with respect to the environmental condition of any Property (collectively, the "Environmental Reports"). True and complete copies of the executive summaries or conclusions included in Environmental Reports (collectively, the "Executive Summaries of Environmental Reports") have been delivered or made available by Buyer Sub to the Trust. To Buyer's knowledge, none of the matters disclosed by the Executive Summaries of Environmental Reports would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                 (g) For purposes of this Section 4.12, the terms listed below have the following meanings:

                          (i) "claim" means any action, cause of action, suit, debt, dues, account, reckoning, bond, bill, covenant, contract, controversy, promise, trespass, damage, judgment, execution, claim, liability or demand whatsoever, in law or equity.

                          (ii) "Environmental Claim" means any Claim investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (A) the presence, generation, transportation, treatment, use, storage, disposal or Release of Materials of Environment Concern or the threatened Release of Materials of Environmental Concern at any location, or (B) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

                          (iii) "Environmental Laws" means federal, state, local, provincial, municipal and foreign laws, ordinances, principles of common law, rules, by-laws, orders, governmental policies, statutes, regulations, agreements, treaties, customary law, and international principles relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, but not limited to, any laws relating to (A) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same, (B) exposure of Persons to, or Release or threat of Release of, Materials of Environmental Concern, (C) noise, (D) repetitive motion, and (E) the safety and health of workers and employees.

                          (iv) "Materials of Environmental Concern" means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. Section 6601(14)), or solid or hazardous wastes as now defined and regulated under any Environmental Laws.

                          (v) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

                 Section 4.13 Employees and Benefit Plans. Buyer Sub, Office Flex I and Office Flex II have, and have had since their respective dates of formation, no employees.

                 Section 4.14     Labor Matters.  Except as described in
Schedule 4.14, neither of Buyer Sub, Office Flex I or Office Flex II is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. Except for the matters described in Schedule 4.14 (none of which matters would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Buyer, threatened against Buyer Sub, Office Flex I or Office Flex II. To the knowledge of Buyer, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Buyer Sub, Office Flex I or Office Flex II.

                 Section 4.15 Confirmation of Representations and Warranties. Buyer hereby confirms that each of the representations and warranties contained in Sections 4.1 through 4.8 of the Purchase Agreement are accurate as of the date of this Agreement and incorporates those representations and warranties herein by reference for the benefit of the Trust under this Agreement.

                 Section 4.16 Brokers and Finders. No agent, broker, investment banker or other Person, including any of the foregoing that is an Affiliate of Buyer Sub, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Buyer, Buyer Sub, Office Flex I or Office Flex II or in connection with this Agreement or any of the transactions contemplated hereby for which Buyer Sub, Office Flex I, Office Flex II or the Trust will be responsible. The Trust acknowledges that Buyer is obligated to pay a fee to Chadwick & Saylor in connection with the transactions contemplated hereby and by the Purchase Agreement.

                 Section 4.17 Affiliate Transactions. Schedule 4.17 sets forth a complete and accurate list of all agreements and transactions or currently proposed agreements and transactions or series of agreements and related transactions with an aggregate value in excess of $60,000 entered into by Buyer and any of its Affiliates, other than Buyer Sub, on the one hand, and Buyer Sub, Office Flex I or Office Flex II, on the other hand, since January 1, 1996.

                 Section 4.18 Knowledge Defined. As used herein, the phrase "to Buyer's knowledge" (or words of similar import) means the knowledge of those individuals identified in Schedule 4.17, and includes any facts, matters or circumstances set forth in any written notice to Buyer, Buyer Sub, Office Flex I or Office Flex II from any Government Authority or any other material notice received by Buyer, Buyer Sub, Office Flex I or Office Flex II and also includes any matter of which Buyer informs the Trust in writing.


                                   ARTICLE 5

                    REPRESENTATION AND WARRANTY OF THE TRUST

                 The Trust hereby represents and warrants to Buyer and Buyer Sub as follows:

                 Section 5.1 Confirmation of Representations and Warranties. The Trust hereby confirms that each of the representations and warranties contained in Sections 3.1 through 3.20 of the Purchase Agreement are accurate as of the date of this Agreement and incorporates those representations and warranties herein by reference for the benefit of Buyer and the Buyer Sub under this Agreement.


                                   ARTICLE 6

                         JOINT COVENANT OF THE PARTIES

                 Section 6.1 Section 368(a) Reorganization. The parties hereto agree to consummate the Merger pursuant to Texas and Delaware state laws, and to treat the Merger for Federal income tax purposes as a Merger pursuant to Section 368(a) of the Code. No party hereto shall take any action on or after the date of the Merger that might preclude such treatment. This
Section 6.1 shall survive until the second anniversary of the Effective Time.


                                   ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

                 Section 7.1 Confirmation of Covenants. Buyer agrees to perform, and to cause Buyer Sub to perform, and the Trust agrees to perform, each of the covenants contained in Sections 6.1 through 6.12 of the Purchase Agreement which are incorporated by reference herein as if Buyer Sub were Buyer for purposes of these Sections.

                 Section 7.2 Resale. Buyer acknowledges and agrees that the Merger Shares will not, as of the Closing Date, be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is available. Buyer acknowledges and agrees that the Merger Shares are subject to the standstill provision set forth in Section 6.11 of the Purchase Agreement.

                 Section 7.3 Legends; Stop Transfer Orders. (a) The certificates for the Merger Shares will bear legends in substantially the following form:

                 THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, MAY BE OFFERED, SOLD, TRANSFERRED OR PLEDGED ONLY IN A TRANSACTION WHICH IS REGISTERED UNDER SUCH ACT AND UNDER SUCH LAWS OR IS EXEMPTED FROM SUCH REGISTRATION REQUIREMENTS.

                 THE SHARES ARE SUBJECT TO A STANDSTILL PROVISION SET FORTH IN
                 SECTION 6.11 OF THAT CERTAIN SHARE PURCHASE AGREEMENT DATED JULY 30, 1998, BY AND BETWEEN THE ISSUER AND DEVELOPERS DIVERSIFIED REALTY CORPORATION.

The legend set forth in the first paragraph shall be removed from any such certificate at the request of the holder thereof at such times as the shares represented thereby are registered under the Securities Act or become eligible for resale under Rule 144 promulgated under the Securities Act. The legend set forth in the second paragraph shall be removed upon expiration of the Standstill Period.

                 (b) The certificates for the Merger Shares may also bear any legend required by any applicable state blue sky law.

                 (c) Any certificates for the Merger Shares will also bear a legend relating to restrictions on transfer imposed pursuant to the percentage ownership limitation contained in the Trust Declaration.

                 (d) The Trust may impose appropriate stop-transfer instructions relating to the restrictions set forth herein.

                 Section 7.4 Post-Closing Delivery of Preferred Shares. Within 30 days after the Closing, Buyer agrees to deliver certificates representing the Preferred Shares, free and clear of all Liens, with all necessary stock powers, letters of transmittal, share transfer and other documentary stamps attached, in exchange for the payments described in Section 3.1.

                 Section 7.5 Reimbursement of Expenses. Within 10 days after the Closing, the Trust shall reimburse Buyer, by wire transfer of immediately available funds, for all third-party expenses, except for the fees of Baker & Hostetler LLP, incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

                 Section 7.6 Liability of Buyer. Buyer agrees that for the purpose of determining liability for any breach of the representations and warranties made under this Agreement, each of the representations and warranties made by Buyer Sub, Office Flex I or Office Flex II shall be treated as if such representations and warranties were made by Buyer.

                 Section 7.7 Title Insurance. At the Closing or within 10 Business Days after the Closing, Buyer agrees to provide evidence reasonably satisfactory to the Trust of payment for American Land Title Association owners title policies with extended coverage insuring the fee simple title of the Trust to each of Property in amounts having an aggregate value of at least $19,506,408.


                                   ARTICLE 8

                   CLOSING DELIVERIES AND CLOSING CONDITIONS

                 Section 8.1      Closing Deliveries.

                 (a) Buyer Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to the Trust the following:

                          (i) certificates representing the Nonvoting Common Shares and Voting Common Shares, free and clear of all Liens, with all necessary stock powers, letters of transmittal, share transfer and other documentary stamps attached;

                          (ii) the certificate, dated the Closing Date and validly executed on behalf of Buyer and Buyer Sub, required by
                 Section 8.3(a);

                          (iii) resolutions of the Board of Directors of Buyer Sub, certified by the Secretary of Buyer Sub, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby;

                          (iv) evidence or copies of any consents, approvals, orders, qualifications or waivers required on behalf of Buyer or Buyer Sub by Section 8.3;

                          (v) if not theretofore delivered to the Trust, all other certificates, documents, instruments and writings required pursuant to this Agreement to be delivered by or on behalf of Buyer or Buyer Sub at or before the Closing;

                          (vi) the Merger Certificate, validly executed on behalf of Buyer Sub;

                          (vii) each of the legal opinions of Buyer's counsel required by Sections 8.3(c) and 8.3(d); and

                          (viii) such other instruments reasonably requested by
                 the Trust as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 (b) Trust Deliveries. At the Closing, the Trust shall deliver, or cause to be delivered, to Buyer the following:

                          (i) certificates representing the number of Merger Shares, bearing the legends described in Section 7.3, issued to Buyer and Scott A. Wolstein, as appropriate, free and clear of all Liens (unless created by Buyer or any of its Affiliates), with all necessary stock powers, share transfer and other documentary stamps attached;

                          (ii) the certificate, dated the Closing Date and validly executed on behalf of the Trust, required by Section 8.2(a);

                          (iii) resolutions of the Board of Managers, certified by the Secretary of the Trust, authorizing the execution and delivery of this Agreement, the Purchase Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby, including the creation and issuance of the Buyer Preferred Shares;

                          (iv) resolutions of the Board of Directors of the Trust, certified by the Secretary of the Trust, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby;

                          (v) the legal opinion of the Trust's counsel required by Section 8.2(c);

                          (vi) evidence or copies of any consents, approvals, orders, qualifications or waivers required by Section 8.1;

                          (vii) all other certificates and instruments and documents required pursuant this Agreement to be delivered by the Trust to Buyer at or prior to the Closing;

                          (vii) a supplemental listing application executed by the Trust and the NYSE authorizing the listing of the Merger Shares (subject to official notice of issuance); and

                          (viii) such other instruments reasonably requested by
                 Buyer as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                 Section 8.2 Conditions to Closing for Buyer and Buyer Sub. The obligations of Buyer and Buyer Sub to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction or waiver of each of the following conditions precedent:

                 (a) Representations and Warranties; Covenants. The representations and warranties that are not qualified as to materiality of the Trust contained herein shall have been true and correct in all material respects on and as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be materially true and correct in all respects as of such date or time)), and the representations and warranties already qualified with respect to materiality shall have been true and correct in all respects at each such date without regard to the materiality qualification contained in this Section 8.2(a). The covenants and agreements of the Trust to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. The Trust shall have delivered to Buyer and Buyer Sub at the Closing a certificate of an appropriate officer in form and substance satisfactory to Buyer dated the Closing Date to such effect.

                 (b) No Limitation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Action which would reasonably be expected to have a material adverse effect on the ability of Buyer and Buyer Sub to consummate the transactions contemplated hereby or to acquire the Merger Shares.

                 (c) Opinion of Counsel. Buyer shall have received a legal opinion from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to the Trust, dated the Closing Date concerning, among other things, the organization, authority, capitalization, SEC filings, contractual relationships, compliance with law and other legal matters of each of the Trust, and confirming that all shares issued pursuant to this Agreement will be validly issued, fully paid and nonassessable, in form and substance reasonably satisfactory to Buyer.

                 (d) Conditions and Deliveries Under the Purchase Agreement. Except for Section 8.1(b)(i) of the Purchase Agreement (related to the consummation of the transactions contemplated hereby), each of the conditions precedent to Buyer's obligations and each of the deliveries required to be made at the Initial Closing under the Purchase Agreement shall have been satisfied, waived or made, as applicable.

                 Section 8.3 Conditions to Closing for the Trust. The obligations of the Trust to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction or waiver of each of the following conditions precedent:

                 (a) Representations and Warranties; Covenants. The representations and warranties of Buyer and Buyer Sub contained herein that are not otherwise qualified as to materiality shall have been true and correct in all material respects on and as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be materially true and correct in all respects as of such date or time)), and the representations and warranties already qualified with respect to materiality shall have been true and correct in all respects at each such date without regard to the materiality qualification contained in this Section 8.3(a). The covenants and agreements of Buyer and Buyer Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Buyer and Buyer Sub shall have delivered to the Trust at the Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to the Trust dated the Closing Date to such effect.

                 (b) No Limitation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Action which would reasonably be expected to have a material adverse effect on the ability of the Trust to consummate the actions contemplated hereby or to issue the Merger Shares.

                 (c) Opinion of Counsel. The Trust shall have received a legal opinion from Baker & Hostetler LLP, counsel to Buyer and Buyer Sub, dated the Closing Date, concerning, among other things, the organization, authority, capitalization, SEC filings, contractual relationships, compliance with law and other legal matters of each of Buyer and Buyer Sub, in form and substance reasonably satisfactory to the Trust.

                 (d) Tax Opinion. The Trust shall have received the opinion of Baker & Hostetler LLP, counsel for Buyer, in form and substance reasonably satisfactory to the Trust, and dated the Closing Date, that (i) commencing with its initial taxable year that will end December 31, 1998, Buyer Sub has met the requirements under the Code for qualification and taxation as a real estate investment trust and that, after giving effect to the transactions contemplated hereby, Buyer Sub's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) each subsidiary of Buyer Sub has been, since its formation, and continues to be, treated for federal income tax purposes (a) as a partnership, and not as a corporation or an association taxable as a corporation or (b) as an entity disregarded as separate from its owner (in the case of (i) and (ii) above with customary assumptions and qualifications).

                 (e) Conditions and Deliveries Under the Purchase Agreement. Each of the conditions precedent to the Trust's obligation and each of the deliveries required to be made at the Closing under the Purchase Agreement shall have been satisfied, waived or made, as applicable.



                                   ARTICLE 9

                           SURVIVAL; INDEMNIFICATION

                 Section 9.1 Survival. All representations, warranties and (except as provided in the last sentence of this Section 9.1) covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instrument delivered in connection herewith shall survive until the first anniversary of the Closing. No Action or proceeding may be brought with respect to any of the representations and warranties or any of the covenants or agreements which so survive unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement on or prior to the first anniversary of the Closing and the party alleged to have breached such representation or warranty has not cured the alleged breach within 30 days after the receipt of such notice. Those covenants or agreements that contemplate or may involve actions to be taken or obligations to be in effect after the Closing shall survive in accordance with their terms, and any action or proceeding with respect to any such covenant or agreement may be brought until the statute of limitations applicable thereto expires.

                 Section 9.2 Indemnification by Buyer or the Trust. (a) Subject to Section 9.1, from and after the Closing Date, Buyer shall indemnify and hold harmless the Trust, its successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Loss and Expense") suffered, directly or indirectly, by the Trust by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by Buyer or Buyer Sub in or pursuant to this

Agreement and the failure to cure such breach within the applicable cure period, or (ii) any failure by Buyer or Buyer Sub to perform or fulfill any of its covenants or agreements set forth herein.

                 (b) Subject to Section 9.1, from and after the Closing Date, the Trust shall indemnify and hold harmless Buyer, its successors and assigns, from and against any and all Loss and Expense, suffered, directly or indirectly, by Buyer by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Trust in or pursuant to this Agreement or in any certificate delivered pursuant to this Agreement and the failure to cure such breach within the applicable cure period, or (ii) any failure by the Trust to perform or fulfill any of its covenants or agreements set forth herein.

                 (c) Notwithstanding the foregoing, neither Buyer nor the Trust shall be responsible for any Loss and Expense as provided in paragraphs
(a) and (b), respectively, of this Section 9.2, until the cumulative aggregate amount of such Loss and Expense suffered by Buyer and Buyer Sub, on one hand, or the Trust, on the other hand, as the case may be, exceeds $50,000, in which case Buyer or the Trust, as the case may be, shall then be liable for all such Loss and Expense. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Article 9. The liability of Buyer or the Trust, as applicable, under this Article 9 and
Article 9 of the Purchase Agreement, collectively, shall not exceed
$58,000,000.

                 Section 9.3 Third-Party Claims. If a claim by a third party is made against a party and if such party intends to seek indemnity with respect thereto under this Article 9, such party (the "Indemnified Party") shall promptly notify the indemnifying party in writing of such claim setting forth such claim in reasonable detail. The indemnifying party shall have 20 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, but the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, so long as the fees and expenses of such counsel are borne by that Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest or compromise the claim and no such contesting or compromise will constitute a waiver of any right to indemnity therefor pursuant to this Agreement.


                                   ARTICLE 10

                                  TERMINATION

                 Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing in accordance with the terms and conditions of Article 10 of the Purchase Agreement which are incorporated by reference herein and shall be given effect as if Buyer Sub were Buyer for purposes of that Article.

                 Section 10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by the Trust or Buyer pursuant to
Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon be and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6.1, as it relates to the Section 5.2 of the Purchase Agreement (Public Announcements), 11.4 (Notices) and, the provisions of Article 10 of the Purchase Agreement, as such provisions apply to this Agreement, shall survive the termination of this Agreement, and no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement. In addition, the Confidentiality Agreements executed by each of the parties hereto prior to the date hereof shall survive any termination of this Agreement in accordance with their terms.


                                   ARTICLE 11

                                 MISCELLANEOUS

                 Section 11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

                 Section 11.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                 Section 11.3 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought only in a federal district court of the United States of America and hereby expressly submits to the personal jurisdiction and venue of any such court of proper jurisdiction for the purposes thereof and expressly waives any claim of improper venue and any claim that such court is an inconvenient forum. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE.

                 Section 11.4 Entire Agreement. This Agreement (including the agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

                 Section 11.5 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below, unless and until either of such parties notifies the other in accordance with this section of a change of address or change of telecopy number:

                 If to Buyer or Buyer Sub:

                           Developers Diversified Realty Corporation
                           34555 Chagrin Blvd.
                           Moreland Hills, Ohio 44022
                           Attention: Scott A. Wolstein
                           Telecopy Number: (440) 247-0434

                 with a copy to:

                           Baker & Hostetler LLP
                           3200 National City Center
                           1900 East 9th Street
                           Cleveland, Ohio 44114-3485
                           Attention: Albert T. Adams
                           Telecopy Number: (216) 696-0740

                 If to the Trust:

                           American Industrial Properties REIT
                           6210 North Beltline, Suite 170
                           Irving, Texas 75063
                           Attention: Charles W. Wolcott
                           Telecopy Number: (972) 756-0704

                 with a copy to:

                           Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                           2001 Ross Avenue, Suite 3000
                           Dallas, Texas 75201
                           Attention: Bryan L. Goolsby
                           Telecopy Number: (214) 849-5599

                 Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

                 Section 11.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach thereof.

                 Section 11.8 Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, and (iv) the word "or" shall not be exclusive.

                 (b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                 Section 11.9 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability then such invalid or unenforceable provision shall be revised by a court of competent jurisdiction to make that provision valid or enforceable.

                 Section 11.10 Further Assurances. The Trust and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments and take such other actions as may be necessary to carry out the purposes and intents hereof.

                 Section 11.11 Specific Performance. Buyer, Buyer Sub and the Trust each acknowledge that, in view of the uniqueness of the Merger Shares and the properties to be acquired by the Trust pursuant to the Merger Agreement, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto be entitled at law or in equity.

                 IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the date first above written.

                                        BUYER:

                                        DEVELOPERS DIVERSIFIED REALTY
                                        CORPORATION, an Ohio corporation



                                        By: /s/ Scott A. Wolstein
                                            ---------------------------------
                                        Name: Scott A. Wolstein
                                              -------------------------------
                                        Title: President
                                               ------------------------------


                                        BUYER SUB:

                                        DDR OFFICE FLEX CORPORATION,
                                        a Delaware corporation



                                        By: /s/ Scott A. Wolstein
                                            ---------------------------------
                                        Name: Scott A. Wolstein
                                              -------------------------------
                                        Title: President
                                               ------------------------------


                                        THE TRUST:

                                        AMERICAN INDUSTRIAL PROPERTIES
                                        REIT, a Texas real estate
                                        Investment trust



                                        By: /s/ Charles W. Wolcott
                                            ---------------------------------
                                        Name: Charles W. Wolcott
                                              -------------------------------
                                        Title: President & CEO
                                               ------------------------------